Exhibit 10.3

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

January 12, 2010

RE: Program and Technology Agreements with Jackson Hewitt

Dear Harry:

As indicated in the December 31, 2009 letter to you from Santa Barbara Bank & Trust, a division of Pacific Capital Bank (the “Bank”), the Bank has been forced by its primary banking regulator, the Office of the Comptroller of the Currency, to discontinue making RALs. The Bank has agreed to sell its refund anticipation loan (“RAL”)/refund transfer (or as you refer to it, assisted refunds) (“RT”) and related tax products business (the “Business”) to our company Santa Barbara Tax Products Group, LLC (“TPG”). We have executed the definitive agreement to purchase the Business and, subject to regulatory approval, will close the transaction during the week of January 11, 2010. TPG will be led by Rich Turner, with substantially the same employees, systems and procedures that were used last tax season.

In addition, TPG has entered into a definitive agreement with MetaBank, a federal savings bank, to provide RTs for the upcoming tax season through Jackson Hewitt Tax Service offices immediately upon execution of this letter agreement and closing of the sale of the Business to TPG’s. As you know, MetaBank is experienced in the tax industry and has originated both RALs and RTs in the past. MetaBank has agreed that TPG will handle all day-to-day management of the tax product program. Accordingly, you will continue to do business with largely the same staff and in the same manner as in the past. As for RALs, we and MetaBank will not be in a position to provide RALs unless funding sources are obtained. We understand that you are continuing (as are we) to seek alternative funding sources for a RAL program and we will continue to use our commercially reasonable efforts to implement a RAL program for you this tax season if such funding sources materialize. However, no assurances of such funding are given herein.

In order for TPG and MetaBank to provide tax products to your customers, it is necessary to create a contractual relationship between TPG and you with respect to the tax products to be provided by TPG and MetaBank to your customers for the 2010 tax season. We believe the most efficient way to create this agreement for the 2010 tax season is for you to consent to the assignment of the existing Program Agreement and Technology Services Agreement, each as previously entered into and amended, between you or your affiliates and the Bank (the “Assumed Agreements”). By signing this letter and returning it to us, you consent to the respective assignments of, and we accept the respective assignments of and assume the obligations of, the Agreements for the 2010 tax season, as modified by the terms

January 12, 2010

of this letter. The assignment and assumption of the Assumed Agreements will be effective upon the closing of TPG’s purchase of the Business. The Assumed Agreements as assigned to us will be deemed not to apply to RAL products until such time that we and you agree, in accordance with this letter, to provide RALs for the 2010 tax season. In such event, we and you agree to execute the appropriate mutually acceptable documentation to such effect.

In accordance with the above assignment of the Agreements, the Assumed Agreements between you and us (1) will apply to the offering of tax products in the upcoming tax season; and (2) be modified in the following manner (but will in no way alter the economic terms except as provided below):

•

All references to the Bank will be deemed instead to refer to TPG. However, as set forth above, TPG has contracted with MetaBank to provide RT products under the Assumed Agreement. Thus, any references to the Bank, in its capacity as RT provider, or lender (if RALs are provided) will be deemed to refer to MetaBank.

•

Neither TPG nor MetaBank will have any liability to you whatsoever regarding prior tax seasons. In addition, TPG’s assumed obligations under the Assumed Agreements only relate from this day forward and only to RT products offered by TPG during the 2010 tax season.

•

The program shall be for up to 55% of your business as set forth in the Assumed Agreements and shall not include the states of Arkansas, Indiana, North Carolina, Ohio, Pennsylvania, South Carolina or Virginia. 2010 federal customers under the Assumed Agreements shall be at least [*] and state customers shall be at least [*]. Since RALs are not available under our program at this time, you may seek alternative arrangements for RALs and the corresponding RTs and in such event those offices will be excluded from the program.

•	Under the Program Agreement we shall pay you [*]. Under the Technology Services Agreement we shall pay you [*]. Under the technology agreement, [*].

•

MetaBank is granted third-party beneficiary status under the Assumed Agreements to enforce the rights under the Assumed Agreements that relate to the RAL and/or RT products it will provide through its agreement with TPG.

•

Upon reasonable notice, MetaBank and the OTS will have the right to examine your books and records relating to your performance under the Assumed Agreements and to discuss your performance with you and your staff.

January 12, 2010

•

The force majeure provisions of the Assumed Agreements are modified such that, upon the occurrence of any significant event beyond the reasonable control of a party that impairs such party’s ability to perform its obligations under the Assumed Agreements, you and TPG will work in good faith to develop a mutually agreed upon commercially reasonable resolution. However, if such a resolution cannot be fashioned, either party will have the right to terminate the Assumed Agreements, and neither party thereto will have liability attributable to the event beyond a party’s reasonable control.

•	[*]

January 12, 2010

By signing below, you, on behalf of your affiliates and returning it to us, you agree to the terms above.

Very truly Yours,

/s/ Douglas A. Burcombe

Santa Barbara Tax Products Group, LLC

CONSENTED AND AGREED TO:

JACKSON HEWITT INC.

By:	/s/ Harry W. Buckley
	Name:	Harry W. Buckley
	Title:	President & CEO

JACKSON HEWITT TECHNOLOGY SERVICES LLC

By:	/s/ Harry W. Buckley
	Name:	Harry W. Buckley
	Title:	President & CEO